Richard Berardi
Writer / Producer / Publisher
69 Narrumson Road
Mannasquan, NJ 08736
732-223-5225

Dennis Berardi
c/o Trilogy
1050 S.W. Chapman Way
Palm City, FL 34990

Dear Dennis:

As per our agreement, I hereby give Trilogy permission to use my composition, BEST FRIENDS, in your promotional video. There shall be no time limit for its use. I also give Trilogy permission to use the instrumental music composed by me which is included in your video.

Trilogy agrees to pay me the sum of $1,800.00 for the use of the above musical compositions. In addition Trilogy agrees to pay me royalties in the amount of $.05 for each video sold. This royalty shall be paid on a quarterly basis.

Agreed to this 24th day of June, 1999.

TRILOGY:

BY:  Dennis Berardi (Signature)

BY: Richard Berardi (Signature)

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